Exhibit 99.1

Company Contact:
Jack Glenn
Chief Financial Officer
510-786-6890
Investor Contact:
EVC Group, Inc.
Doug Sherk/Jenifer Kirtland
415-896-6820
Media Contact:
EVC Group, Inc.
Steve DiMattia
646-201-5445

Thermage Announces First Quarter 2008 Financial Results

Systems and Tip Revenue Up Domestically and Internationally

U.S. Sales Increase 8% Year-Over-Year

U.S. ThermaCool NXT System Sales Grow 29% Year-Over-Year

Hayward, Calif., May 8, 2008 — Thermage, Inc. (Nasdaq: THRM), a leader in non-invasive tissue tightening in the aesthetic industry, reported today its financial results for the first quarter ended March 31, 2008.

Revenue for the first quarter of 2008 was $16.2 million, up 7% from $15.2 million for the first quarter of 2007. Domestic revenue increased 8% and international revenue was up 6% compared with the prior year’s first quarter. Gross profit for the first quarter of 2008 was $11.9 million, representing 73.2% of revenue, compared with $11.0 million, or 72.6% of revenue, for the same quarter of 2007.

The Company reported a net loss of $2.2 million, or $(0.09) per share, versus net income of $0.1 million, or breakeven earnings per share, for the same quarter of the prior year. Non-GAAP (1) net loss for the first quarter of 2008 was $1.3 million, or $(0.05) per share, compared to net income of $1.3 million, or $0.05 per diluted share, for the prior year period. Included in the first quarter 2008 net loss were approximately $1.0 million of expenses for business development activities that were terminated during the quarter.

“We grew revenue both in the U.S. and internationally, despite a softening aesthetics market,” said Stephen J. Fanning, Chairman, President and Chief Executive Officer. “Revenue from both treatment tips and systems increased during the quarter. Our systems sales during the quarter included a high percentage of upgrades for existing customers, the second highest quarter for upgrade units since the NXT system was introduced in the first quarter of 2007. The growth in upgrades demonstrates the continued commitment by our customers to Thermage procedures.”

“Thermage is focused on a strategy that includes organic growth, as well as complementary acquisitions that add value for our customers and shareholders,” continued Mr. Fanning. “One of the primary reasons behind our IPO was to raise funds that would allow us to pursue this strategy. During the first quarter, we reached an advanced stage of negotiations with a potential acquisition target and had performed significant due diligence on the project before negotiations were terminated. We incurred approximately $1.0 million in outside advisory fees pursuing this acquisition. We remain committed to our strategy to build our presence in the aesthetics market, both organically and through acquisitions that will allow us to expand our product offerings to our customer base and leverage our operating infrastructure.”

“Looking at the remainder of 2008, the recent bifurcation of our domestic salesforce, innovative sales strategies such as our Infinity program, and recently introduced tips and procedures, we believe we are positioned for continued revenue growth. While we anticipate that economic conditions will remain challenging throughout the year, we will continue our focus to drive revenue, expand market share, and build upon our reputation as a leader in safe, effective skin tightening and contouring procedures,” concluded Mr. Fanning.

Guidance:

Management currently expects 2008 revenue to be in a range of $67 million to $70 million. With the revised revenue guidance, as well as the business development expenses incurred during the first quarter, the Company expects net income for the full year 2008 on a GAAP basis to be between breakeven and $0.03 per diluted share. Non-GAAP (1) net income for the full year 2008, which excludes estimated stock based compensation charges of approximately $4.6 million, is expected to be in a range of $0.18 to $0.21 per diluted share. The per share earnings amounts are based on weighted average shares of 26 million.

Non-GAAP Presentation:

(1)	To supplement the condensed financial information presented on a GAAP basis, management has provided non-GAAP net income and loss, and non-GAAP earnings per share measures that exclude the impact of all stock-based compensation expenses, net of income taxes. The Company believes that these non-GAAP financial measures provide investors with insight into what is used by management to conduct a more meaningful and consistent comparison of the Company’s ongoing operating results and trends, compared with historical results. This presentation is also consistent with management’s internal use of the measure, which it uses to measure the performance of ongoing operating results, against prior periods and against our internally developed targets. A table reconciling the GAAP financial measures to the non-GAAP measures is included in the condensed financial information attached to this release.

Conference Call

The conference call is scheduled to begin at 1:30 p.m. PST (4:30 p.m. EST) on May 8, 2008. The call will be broadcast live over the Internet hosted at the Investor Relations section of the Company’s website at www.thermage.com. In addition, you may call to listen to the live broadcast: 866-249-5225 for domestic participants and 303-262-2006 for international participants. Participating in the call will be Stephen J. Fanning, Chairman, President and Chief Executive Officer, and Jack Glenn, Chief Financial Officer.

A taped replay of the conference call will also be available beginning approximately one hour after the call’s conclusion and will remain accessible for seven days. This replay can be accessed by dialing 800-405-2236 for domestic callers and 303-590-3000 for international callers. Both callers will need to use the Passcode 11113200#. An archived webcast will also be available at www.thermage.com.

About Thermage, Inc.

Thermage’s innovative technology provides a unique non-invasive procedure designed to tighten and contour skin, significantly expanding the non-invasive aesthetic applications physicians can offer to the rapidly growing “anti-aging” market. For more information, call 1-510-259-7117 or visit www.thermage.com.

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning Thermage’s ability to continue to grow demand for Thermage procedures and financial guidance for fiscal year 2008 are forward-looking statements within the meaning of the Safe Harbor. Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks and uncertainties, which may cause Thermage’s actual results to differ materially from the statements contained herein including but not limited to market acceptance and demand of current and future products among physicians and patients, the potential impact of general economic conditions on the demand for our products, risks inherent with third-party supply and distribution networks, risks inherent to future sales growth, and the ability to execute proposed initiatives. Further information on potential risk factors that could affect Thermage’s business and its financial results are detailed in its Form 10-K for the year ended December 31, 2007, as filed with the Securities and Exchange Commission. Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance, which speaks only as of the date they are made. Thermage undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

Thermage, Inc.

NON-GAAP RECONCILIATION OF NET INCOME PER SHARE

(unaudited)

	Range of Estimates
	From	To
2008 GAAP diluted net income per share (a)	$0.00	$0.03
Stock-based compensation (b)	0.18	0.18

2008 Non-GAAP diluted net income per share (a)	$0.18	$0.21

(a)	Reflects weighted average outstanding used in calculating diluted net income per share of 26 million.

(b)	Represents the Company’s estimate of stock-based compensation charges, net of taxes.

Thermage, Inc.

CONDENSED STATEMENTS OF OPERATIONS

(in thousands of dollars, except share and per share data)

(unaudited)

	Three Months Ended March 31,
	2008	2007
Net revenue	$16,231	$15,155
Cost of revenue	4,358	4,152

Gross margin	11,873	11,003

Operating expenses
Sales and marketing	7,422	6,374
Research and development	2,731	2,466
General and administrative	4,552	2,683

Total operating expenses	14,705	11,523

Loss from operations	(2,832)	(520)
Interest and other income	603	586

Income (loss) before income taxes	(2,229)	66
Provision for income taxes	(8)	(7)

Net income (loss)	$(2,237)	$59

Net income (loss) per share — basic & diluted	$(0.09)	$0.00

Weighted average shares outstanding used in calculating net income (loss) per common share:
Basic	23,630,842	22,978,331

Diluted	23,630,842	24,792,543

Thermage, Inc.

NON-GAAP RECONCILIATION OF OPERATING INCOME (LOSS), NET INCOME (LOSS) AND NET

INCOME (LOSS) PER SHARE

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended March 31,
	2008	2007
GAAP loss from operations	$(2,832)	$(520)
Non-GAAP adjustments to loss from operations:
Stock-based compensation (c)	979	1,261

Non-GAAP income (loss) from operations	$(1,853)	$741

GAAP net income (loss)	$(2,237)	$59
Non-GAAP adjustments to net income (loss):
Stock-based compensation (c)	979	1,261

Non-GAAP net income (loss)	$(1,258)	$1,320

GAAP basic net income (loss) per share	$(0.09)	$0.00
Non-GAAP adjustments to basic income (loss) per share:
Stock-based compensation (c)	0.04	0.06

Non-GAAP basic net income (loss) per share	$(0.05)	$0.06

Non-GAAP diluted net income (loss) per share	$(0.05)	$0.05

GAAP weighted average shares outstanding used in calculating basic net income (loss) per common share	23,630,842	22,978,331
Adjustments to GAAP weighted average shares outstanding	—	—

Weighted average shares outstanding used in calculating non-GAAP basic net income (loss) per common share	23,630,842	22,978,331

GAAP weighted average shares outstanding used in calculating diluted net income (loss) per common share	23,630,842	24,792,543
Adjustments for dilutive potential common stock	—	498,184

Weighted average shares outstanding used in calculating non-GAAP diluted net income (loss) per common share	23,630,842	25,290,727

(c)	Includes all employee and non-employee stock-based compensation charges

Thermage, Inc.

CONDENSED BALANCE SHEETS

(in thousands of dollars, except share and per share data)

(Unaudited)

	March 31, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$9,691	$13,650
Marketable investments	40,520	38,707
Accounts receivable, net	6,630	4,809
Inventories, net	6,069	6,639
Prepaid expenses and other current assets	1,870	1,782

Total current assets	64,780	65,587
Property and equipment, net	3,070	3,000
Other assets	139	140

Total assets	$67,989	$68,727

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable	$1,808	$1,341
Accrued liabilities	6,628	6,850
Current portion of deferred revenue	1,582	1,544
Customer deposits	12	18

Total current liabilities	10,030	9,753
Deferred revenue, net of current portion	563	601
Other liabilities	308	255

Total liabilities	10,901	10,609

Stockholders’ equity:
Common stock, $0.001 par value:
100,000,000 shares authorized
23,695,617 and 23,605,415 shares issued and outstanding at March 31, 2008 and December 31, 2007, respectively	24	24
Additional paid-in capital	100,670	99,588
Deferred stock-based compensation	(3)	(4)
Accumulated other comprehensive income	143	19
Accumulated deficit	(43,746)	(41,509)

Total stockholders’ equity	57,088	58,118

Total liabilities and stockholders’ equity	$67,989	$68,727